UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☒ Soliciting Material Pursuant to §240.14a-12

TREATY OAK BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                BANCORP, INC.

Dear Fellow Shareholders,

Over the past year we have taken many steps to reduce administrative costs associated with operating our business, some large (the merger of Treaty Oak Holdings, Inc. into Treaty Oak Bancorp, Inc.) and others less obvious.  For several months our board of directors has analyzed the possibility of a transaction that would permit Treaty Oak Bancorp to cease reporting to the Securities and Exchange Commission (SEC) and forego compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (SOX), thereby saving perhaps $300,000 or more in the current fiscal year and as much as $800,000 over a three year time horizon, an amount roughly equivalent to the earnings of Treaty Oak Bank for the fiscal year ended September 30, 2007 or the cost of opening an additional Treaty Oak Bank Branch.   I would note that although we would no longer file quarterly and annual reports with the SEC we would continue to be regulated and monitored, and would continue to file regular reports with our primary regulators, specifically the FDIC, Texas Department of Banking, and the Federal Reserve Board.

In July, 2007, our board of directors appointed a special committee to evaluate alternative strategies that would permit us to accomplish the goal of reducing costs associated with public reporting requirements.  After considering several alternatives the special committee focused on a plan that would reclassify and convert the shares of Treaty Oak Bancorp common stock held by record shareholders with fewer than 2,500 shares into a new class of Series A Preferred Stock.  The result of this action would be to reduce the total number of record common shareholders below 300, the maximum threshold of common shareholders for a public reporting entity seeking to terminate its public reporting obligation, while at the same time ensuring that no investor would be forced to surrender his or her investment in Treaty Oak as some alternatives adopted by other organizations of similar size and circumstance to us.  The new Series A Preferred class would have fewer than 500 shareholders, the public reporting threshold for this class of shares.  The terminology for this transaction would be taking Treaty Oak Bancorp “private,” something of a misnomer since we anticipate that both our common and Series A Preferred shares will be able to trade via the Pink Sheets electronic trading medium.  We would also intend to continue to report on a quarterly and annual basis financial and other pertinent information (although it may not contain information in the same format or to the same depth as that contained in the Forms 10-QSB and 10-KSB that we report presently).

The Series A Preferred Shares would not include voting rights, thus shareholders receiving these shares in a reclassification would lose their right to vote on any matter involving Treaty Oak except as required by law and upon any merger, acquisition of all or substantially all of the capital stock or assets of the Corporation, or other business combination involving the Corporation, in which the holders of common stock are entitled to vote.  Also in the event of a change of control, the Series A Preferred shares would automatically convert back to common stock, thereby providing the preferred shareholders the opportunity to share equally with common shareholders in the event of a sale or other change of control transaction involving Treaty Oak.  No dividend could be paid to those holding common shares following the transaction unless a dividend of equal or greater value were paid to Series A preferred shareholders (although we would not otherwise be obligated to pay dividends on the Series A preferred shares).  In addition to liquidation preferences that would accompany preferred share ownership, the shareholders being converted from common to preferred shares would receive for a limited 30 day period of time a “put” or right to sell their shares back to the Company at a price of $11.00.  Again I want to reiterate that our goal is that no shareholder who wishes to remain an equity investor of Treaty Oak Bancorp would be forced out of ownership of either common or Series A Preferred shares, while realizing significant cost savings.  Our financial advisor in this transaction has opined that the $11.00 would be fair to all shareholders.

After much discussion, our board of directors adopted the reclassification.  The amendment to our articles of incorporation to effect the reclassification must be adopted by holders of at least two-thirds of our outstanding shares.  We will file a Proxy Statement with the SEC regarding this vote.  The preliminary Proxy Statement that explains the proposed transaction in much greater detail may be viewed at http://www.sec.gov after it is filed where you would search company filings under the name Treaty Oak Bancorp.  Alternatively, you can reach this link by navigating to the Treaty Oak website under the heading titled “Reclassification.”  If approved by the SEC for presentation to our shareholders, the Proxy Statement would be presented to our shareholders in advance of the 2008 annual shareholder meeting.  To assist you in better understanding the plan and its implications for each shareholder of Treaty Oak Bancorp we have scheduled the following series of “town hall” meetings and teleconferences.  We have additionally enclosed a list of Frequently Asked Questions and responses for your consideration, and have established an e-mail address at reclassquestions@treatyoakbank.com.  Questions sent to this address will be answered at the next town hall meeting and/or conference call following their receipt.

Town Hall Meetings to be help at Treaty Oak Bank (101 Westlake Drive, Austin, Texas)

                Wednesday, November 28, 2007, 6:00 P.M.

                Tuesday, December 4, 2007, 6:00 P.M.

                Thursday, January 10, 2007, 6:00 P.M.

Conference Calls (dial 1-800-416-4956, pass code 360809#)

                Wednesday, November 28, 2007, 4:00 P.M.

                Tuesday, December 4, 2007, 4:00 P.M.

Subsequent meetings will be scheduled if warranted.

I want to emphasize that the Proxy Statement will likely be reviewed by the SEC and it still must be approved by an affirmative vote of two-thirds (2/3) of the common shares voted at a meeting of the shareholders of Treaty Oak Bancorp, Inc.  In coming weeks we will keep you informed of our progress and encourage each and every shareholder to learn as much as possible about the contemplated transaction through participation in one or more of the town hall events, by the on-line Q&A e-mail address, or by reviewing the preliminary Proxy Statement. Thank you for your continuing support of Treaty Oak Bancorp and Treaty Oak Bank.

Sincerely,

Jeffrey L. Nash

President and CEO

Forward-Looking Statements and Additional Information

All statements included in this letter that address activities, events or developments that Treaty Oak expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of the Company.  All forward-looking statements in this release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in the Company’s filings with the SEC. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.  The following factors, among others, could cause the effects and implementation of the above-described plan to differ materially from the expectations stated in this letter: the ability of the Company to obtain the required shareholder approval; the ability to consummate the plan; the ability to fully realize the expected cost savings as a result of the plan; a change in general business and economic conditions; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company’s filings with the SEC.  Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

The Company intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction described above and will file a definitive proxy statement upon completion of the SEC review.  The definitive proxy statement will be sent to the shareholders of the Company seeking their approval of the Amendment.  Shareholders are urged to read the definitive proxy statement carefully as it will contain important information that shareholders should understand and consider before voting on the Amendment.  Copies of the definitive proxy statement, when it becomes available, may be obtained at the SEC’s website, www.sec.gov.  Free copies of the definitive proxy statement (when available) and other documents filed by the Company with the SEC may also be obtained by directing a request to Treaty Oak Bancorp, Inc, 101 Westlake Drive, Austin, Texas 78746, Attention: Coralie Pledger, telephone: (512) 617-3600.

Treaty Oak, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Treaty Oak’s shareholders in connection with the transaction described above. Information regarding such persons and a description of their interests in the transaction is contained in the proxy statement to be filed with the SEC. Information concerning beneficial ownership of Treaty Oak stock by its directors and executive officers is included in its Form 10-KSB for the year ended September 30, 2006 on file with the SEC.

FREQUENTLY ASKED QUESTIONS WITH ANSWERS

After the Securities and Exchange Commission reviews the Proxy Statement describing the transaction, the proposed Reclassification of certain shares of Treaty Oak Bancorp, Inc. common stock into Series A preferred stock as recommended by our board of directors will be presented to shareholders of record as of a date as yet undetermined but most likely in mid-January 2008.  The shareholders of record on the record date will be eligible to vote on the proposed Reclassification at our annual meeting of shareholders, tentatively scheduled for February, 2008.

What would I be asked to vote on at the meeting?

You would be asked to vote on an amendment to our Articles of Incorporation to reclassify shares of our common stock held by shareholders of record owning less than 2,500 shares of our common stock to shares of our Series A preferred stock on a one share of common stock for one share of preferred stock basis.  Those shareholders whose shares are being converted to Series A preferred stock as a result of the Reclassification will be entitled to sell their shares of Series A preferred stock to us at a Put Price equal to $11.00 per share during the thirty (30) day period following the Reclassification.

What is the goal of the Reclassification?

The board of director’s goal in recommending the proposed Reclassification is to provide every shareholder of Treaty Oak the opportunity to remain as an equity investor while at the same time reducing total record common shareholders below 300.  By reducing total record common shareholders below this threshold, we can deregister as a SEC reporting company, thereby saving the cost associated with filing various reports with the SEC and avoiding the obligation to comply with Section 404 of the Sarbanes-Oxley Act of 2004.  Those shareholders being converted to Series A preferred shares will have the option to sell their shares back to us during the 30-day period following approval of the Reclassification for $11.00 per share, but no shareholder of Treaty Oak would be forced to surrender their equity investment in the Company.

Why did the Board of Directors decide to recommend Reclassification and deregistration of Treaty Oak shares since this was the original structure of the organization?

The Board delayed making any proposal to our shareholders in hopes that the SEC and U.S. Congress would provide some relief for smaller public companies and not apply the requirements of Sarbanes-Oxley uniformly between large and relatively smaller public companies with varying resources. At this time, however, it is our Board’s assessment that the SEC and U.S. Congress does not intend to address the disproportionate impact on smaller public companies in any material fashion.  As a result, our Board concluded that the advantages of our being a SEC reporting company no longer outweigh the costs we incur as a public corporation, particularly in light of the requirements the Sarbanes-Oxley Act imposes upon public companies.  Recent pronouncements from the SEC seem clear that at this time the intent is that all publicly reporting companies regardless of size must comply with Section 404.  Because of our September 30 fiscal year end, we would be required to meet the initial requirements of Section 404 as of the fiscal year ending September 30, 2008.  For this reason our Board decided this to be an appropriate time to recommend “going private” thereby saving the expense associated with Section 404 internal controls requirements and other public reporting company requirements.

Do I need to be present at the meeting?

No.  You do not have to attend the meeting to vote your shares of common stock.  You may sign and return a proxy card directing management to vote your shares as indicated thereon.

What vote is required to approve the Amendment?

The proposal to approve the Amendment must receive the affirmative vote of the holders of at least two-thirds of the shares of our common stock issued and outstanding as of the shareholder record date that will be on or about mid-January 2008.  If you do not vote your shares, either in person or by proxy, or if you abstain from voting, it has the same effect as a vote against the transaction.  In addition, if you do not instruct your broker on how to vote your shares on the proposed Amendment, your broker will not be able to vote for you.  This will have the same effect as a vote against the proposed Amendment.

Can I change my vote if I submit a proxy card?

Yes.  You can change your vote at any time before your proxy is voted at the meeting so long as you follow the procedures outlined in the Proxy Statement to be mailed to you later.

What is the recommendation of the Board of Directors regarding the proposals?

Our board of directors believes that the Reclassification is fair to all shareholders and will recommend that you vote FOR the Reclassification.

What do I need to do now?

You need do nothing at this time.  The SEC must approve the preliminary Proxy Statement that we have submitted for its review before we can solicit any action on your part.

Why has the Board of Directors chosen this course of action?

Our board of directors has approved the Amendment and Reclassification in order to reduce the number of record shareholders owning our common stock.  After the Reclassification, we anticipate that the number of record shareholders owning common stock will be less than 300.  Having fewer than 300 record common shareholders will permit us to deregister our common stock under the Securities Exchange Act of 1934 (the “Exchange Act”).  Our Series A preferred stock will not be registered under the Exchange Act.  The result of having fewer than 300 common and fewer than 500 preferred record shareholders is that we will no longer be subject to the SEC’s periodic reporting requirements (e.g. annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and disclosures on Forms 8-K) or its proxy rules and regulations.  Officers, directors and large shareholders will no longer have to file Section 16 reports when they buy or sell stock or enter into other applicable transactions.  In addition, we will not be subject to additional reporting and audit requirements adopted under the Sarbanes-Oxley Act with respect to public companies, as we deem these additional reporting requirements overly burdensome for an already heavily regulated banking organization of our size.  We estimate that this will result in estimated costs savings of approximately $300,000 annually for the 2008 and 2009 fiscal years and approximately $272,000 annually thereafter and will allow our management to better focus on other business opportunities.

Further, we have not realized some of the anticipated benefits of being a public company.  For example, because many of our shareholders have seemingly elected to retain their investment in us few trade transactions have occurred and as a result, an active, liquid market for our shares has not developed.

Will the Company remain a public company after the completion of the Reclassification?

No.  We estimate that the Reclassification will result in the number of our record shareholders of our common stock falling below 300, and we intend to terminate the registration of our common stock under the Securities Exchange Act of 1934, thus we will have become a “privately” held company.  However, although we will be “private” it is our intention that both our common and preferred shares will be traded via the Pink Sheets, an electronic trading vehicle available to small companies such as Treaty Oak.

What is “going private?”

The term “going private” is used to mean the Reclassification and our subsequent transformation from a public reporting company filing detailed, periodic reports under the Exchange Act to an entity with less than 300 record holders of common stock and less than 500 of the newly issued Series A preferred stock, such that we are no longer subject to those Exchange Act reporting requirements.  Following deregistration, we anticipate continuing to report quarterly and annual financial information, including detailed financial statements for the Company and its primary subsidiary Treaty Oak Bank, to both common and preferred shareholders on a timely basis.

Why did the Board elect to convert some shares of common stock to preferred stock?

After our Board determined it was in our best interests to “go private”, it attempted to select a transaction format most beneficial to all our shareholders.  The proposed Reclassification allows record shareholders owning less than 2,500 shares of common stock to remain equity owners in us if they so choose or, alternatively, cash out at a fair price.  With this structure no investor in Treaty Oak is forced from ownership in the Company.

When will the Reclassification be completed?

If our shareholders approve the Amendment, the Reclassification will take place shortly following the adjournment of the shareholder meeting upon the filing of the Amendment with the Texas Secretary of State.

If I own less than 2,500 shares of common stock prior to the Reclassification, how will the Series A preferred shares I receive in the Reclassification differ from the common shares I own presently?

Holders of Series A preferred stock are entitled to vote only (i) as required by law and (ii) upon any merger, acquisition of all or substantially all of the capital stock or assets of the Company, or other business combination involving the Company, in which the holders of common stock are entitled to vote.  Holders of Series A preferred stock are entitled to a preference in the distribution of dividends, so that holders of Series A preferred stock shall receive dividends, when and if declared and paid by Treaty Oak, prior to the receipt of dividends by the holders of common stock and in an amount not less than the dividend amount to be paid to the holders of common stock.   Those shareholders receiving Series A preferred shares shall have the right to sell their shares back to us at a price equal to $11.00 for the 30 day period following the Reclassification.  In addition, Series A preferred shares will automatically convert into common shares upon a change of control of the Company.  And holders of Series A preferred stock would receive a preferential payout upon our liquidation, dissolution or winding up equal to the greater of book value per share and the amount per share to be received by holders of common stock.

If I own less than 2,500 shares of common stock prior to the Reclassification, how will I receive my new shares of Series A preferred stock following the Reclassification?

After the Amendment is filed, we will send transmittal documents to those record holders who receive Series A preferred stock in the Reclassification that will explain how they should turn in their old share certificates in exchange for new shares.  We will issue new shares of our Series A preferred stock to those entitled to receive such preferred shares following the Reclassification.

How can holders of our Series A preferred stock receive cash for their shares after the Reclassification?

The transmittal documents that we will send to those shareholders receiving our Series A preferred stock will include a form that can be completed and returned if a shareholder wants to sell any Series A preferred stock received pursuant to the Reclassification to us at the Put Price.  A shareholder who wishes to sell his or her Series A preferred stock to us at the Put Price must deliver the notice of election in writing prior to the expiration of the thirty (30) day period following the Reclassification.

Will the record common shareholders owning 2,500 or more shares prior to the Reclassification receive any transmittal materials after the Reclassification?

No.  Shareholders of record owning 2,500 or more shares immediately prior to the Reclassification will not be converting or changing their record stockholdings in us solely as a result of the Reclassification and will not be receiving any consideration as a result of the transaction.

How will the Company pay for the Series A preferred stock purchased after the Reclassification?

We will pay for any Series A preferred stock sold to us at the Put Price out of our cash and liquid assets.  We do not anticipate borrowing any funds to pay for the Put Price of our Series A preferred stock, although we do anticipate obtaining a back-up credit facility to ensure that our liquidity position remains healthy.

How will the Reclassification affect common stock owned in “street name”?

Shares of our common stock held with brokerage accounts and registered in the name of a depositary institution such as Cede & Co. (a/k/a Depository Trust Company and commonly referred to as “street name”) will be treated as being owned by one record shareholder.  If 2,500 or more shares of our common stock are held through a depository institution in street name at the time of the Reclassification, these shares will not be converted into our Series A preferred stock.  If a record shareholder also owns common stock in street name, those shares held in street name will not be aggregated with the shareholder’s record holdings to determine if the shareholder exceeds the 2,500 share threshold.

May I buy additional shares of common stock in order to remain a common shareholder of the Company and avoid having my shares converted to Series A preferred stock?

Yes.  You may buy additional shares of our common stock in the open market at any time prior to us filing the Amendment if shares are then available.

If I cannot buy additional shares of common stock but I want to remain a common shareholder of the Company, is there anything I can do to avoid having my shares converted into Series A preferred stock?

Yes.  If you own unrestricted shares of our common stock and your stock certificate contains no restrictive legends, you may be able to hold your shares in street name.  To do so, you should contact your broker as soon as possible to initiate the process to convert your holdings of our common stock into street name.  Your broker’s total record holdings of our common stock must exceed the 2,500 share threshold for your broker’s shares not to be converted into our Series A preferred stock as a result of the Reclassification.

If any record holdings of Company common stock exceed the 2,500 share threshold but I wish for my shares to be converted into Series A preferred stock, how can I accomplish this?

You may accomplish this by holding your shares of our common stock in different capacities with each capacity as a separate record holder.  If in each separate capacity you hold less than 2,500 shares of our common stock, then the shares will be converted into our Series A preferred stock.  To do so, you must transfer your shares into the different capacity(ies) and then work with our transfer agent, Continental Stock Transfer & Trust Company, to record the shares and issue a new stock certificate(s) in the different capacities.  You should consult with your attorney and tax advisor before making any such transfers.

How will the Reclassification affect stock options to acquire Company common stock?

Stock options to acquire our common stock will not be affected by the Reclassification.

How will the Reclassification affect restricted stock granted under the Company’s 2004 Stock Incentive Plan?

The shares of restricted stock granted under our 2004 stock incentive plan are deemed to be issued and outstanding shares and are treated as such under the plan.  Accordingly, the restricted stock will be treated as issued and outstanding shares for purposes of the Reclassification.

How will the Reclassification affect warrants to acquire Company common stock?

Warrants to acquire 2,500 or more shares of our common stock will not be affected by the Reclassification.  A warrant to acquire less than 2,500 shares of our common stock would be converted into a warrant to acquire a number of shares of Series A preferred stock equal to the number of shares of common stock underlying such warrant, unless the holder already holds of record shares of our common stock in the same capacity such that, in total, the holder would hold of record 2,500 or more shares of our common stock in such capacity.  For example, if a shareholder holds of record 1,000 shares of our common stock in his individual capacity and holds a warrant to acquire 2,000 shares of our common stock in his individual capacity, the warrant would not be affected by the Reclassification.

Should I send in my share certificates now?

No.  After the Reclassification is effected, we will send those record shareholders owning less than 2,500 shares of common stock prior to the Reclassification written transmittal materials for surrendering their stock certificates.  Shareholders owning 2,500 or more shares of record at the time of the Reclassification will not need to send in their stock certificates.

How will the Company operate after the Reclassification?

After the Reclassification, we expect our business and operations to continue as they are currently being conducted and, except as disclosed in the Proxy Statement, the Reclassification is not anticipated to have any effect upon the conduct of our business.  However, we will deregister our common stock under the Exchange Act and, as a result, will no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public reporting companies.

What are the federal income tax consequences of the Reclassification?

Generally, those shareholders who receive our Series A preferred stock in exchange for their shares of common stock should not be subject to federal income taxation solely as a result of the Reclassification.  However, those holders of Series A preferred stock who elect to sell their preferred shares to us at the Put Price will generally be subject to United States federal income taxation.  These selling shareholders may be subject to taxation for state and local tax purposes as well.  Please consult with your personal tax advisor to determine the federal, state and local tax consequences of the Reclassification to your own particular circumstances.  See the Proxy Statement for further discussion of the tax consequence.

What will be the effect of the Reclassification on affiliated shareholders?

Officers, directors and other affiliated shareholders will be treated in the same manner as non-affiliated shareholders under the terms of the Reclassification.  To the extent that affiliated shareholders own of record less than 2,500 shares of our common stock at the time of the Reclassification, they will receive Series A preferred stock in exchange for their common stock.  We estimate that total beneficial ownership of our common stock by affiliated shareholders as compared to unaffiliated shareholders will increase very slightly after the Reclassification is completed.  In addition, affiliated shareholders will not be subject to the same reporting requirements after we deregister as a reporting company under the Exchange Act.

Will the Company’s common stock continue to be traded after the Reclassification?  Will the Company’s Series A preferred stock be traded?

We anticipate that our common stock will continue to be traded on the Pink Sheets following the Reclassification.  We also anticipate that our Series A preferred stock will be traded on the Pink Sheets following the Reclassification.  However, we can give you no assurances that our common stock or Series A preferred stock will be traded on the Pink Sheets following the Reclassification or, if so traded, an active trading market will develop.

Who should I contact if I have additional questions?

If you have additional questions about the proxy, this Proxy Statement, the Reclassification, or related matters, you should contact: Jeff Nash (President and CEO) or Coralie Pledger (CFO), 101 Westlake Drive, Austin, Texas 78746; (512) 617-3600.

Forward-Looking Statements and Additional Information

All statements included in this letter that address activities, events or developments that Treaty Oak expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of the Company.  All forward-looking statements in this release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in the Company’s filings with the SEC. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.  The following factors, among others, could cause the effects and implementation of the above-described plan to differ materially from the expectations stated in this letter: the ability of the Company to obtain the required shareholder approval; the ability to consummate the plan; the ability to fully realize the expected cost savings as a result of the plan; a change in general business and economic conditions; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company’s filings with the SEC.  Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

The Company intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction described above and will file a definitive proxy statement upon completion of the SEC review.  The definitive proxy statement will be sent to the shareholders of the Company seeking their approval of the Amendment.  Shareholders are urged to read the definitive proxy statement carefully as it will contain important information that shareholders should understand and consider before voting on the Amendment.  Copies of the definitive proxy statement, when it becomes available, may be obtained at the SEC’s website, www.sec.gov.  Free copies of the definitive proxy statement (when available) and other documents filed by the Company with the SEC may also be obtained by directing a request to Treaty Oak Bancorp, Inc, 101 Westlake Drive, Austin, Texas 78746, Attention: Coralie Pledger, telephone: (512) 617-3600.

Treaty Oak, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Treaty Oak’s shareholders in connection with the transaction described above. Information regarding such persons and a description of their interests in the transaction is contained in the proxy statement to be filed with the SEC. Information concerning beneficial ownership of Treaty Oak stock by its directors and executive officers is included in its Form 10-KSB for the year ended September 30, 2006 on file with the SEC.